Filed Pursuant to Rule 424(b)(5)
Registration No. 333-178406

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated November 1, 2012

Prospectus Supplement

(To Prospectus dated December 9, 2011)

$                     % Notes due 2017

$                     % Notes due 2022

$                     % Notes due 2042

Interest payable             and

We are offering $             aggregate principal amount of     % notes due 2017 (the “2017 notes”), $             aggregate principal amount of     % notes due 2022 (the “2022 notes”) and $             aggregate principal amount of     % notes due 2042 (the “2042 notes,” and together with the 2017 notes and the 2022 notes, the “notes”).

We will pay interest on the notes on             and             of each year, beginning                     , 2013. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 above that amount. We may redeem the notes, in whole or in part, at any time prior to their maturity at the applicable redemption prices described in this prospectus supplement.

The notes will be unsecured and will rank equally with all our other existing and future unsecured indebtedness and senior in right of payment to all of our other existing and future subordinated indebtedness. Our obligations under the notes will be fully and unconditionally guaranteed by certain of our subsidiaries in accordance with the terms of the indenture under which the notes will be issued. The guarantees will rank equally in right of payment with each other and all other existing and future senior unsecured indebtedness of such guarantors.

The notes are new issues of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system.

See “Risk factors” beginning on page S-3 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2017 Note		Total	Per 2022 Note		Total	Per 2042 Note		Total

Price to Public (1)		%	$		%	$		%	$

Underwriting Discounts		%	$		%	$		%	$

Proceeds, Before Expenses, to us (1)		%	$		%	$		%	$

(1) Plus accrued interest from             , 2012, if settlement occurs after that date.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company and its participants, including Euroclear Bank S.A., N.V. and Clearstream Banking, société anonyme, on or about             , 2012.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan	RBS	Wells Fargo Securities

November     , 2012

Prospectus Supplement

You should read this prospectus supplement, the accompanying prospectus and any related free writing prospectus prepared by or on behalf of us or to which we have referred you carefully before you invest in the notes. These documents contain or incorporate by reference important information you should consider before making your investment decision. This prospectus supplement contains specific information about the notes being offered and the accompanying prospectus contains a general description of the notes. This prospectus supplement may add, update or change information in the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the registered securities to which they relate, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

References to “we,” “us,” “our” or the “Company” are to General Dynamics Corporation, unless we expressly indicate otherwise. Reference to “General Dynamics” means General Dynamics Corporation, together with our consolidated subsidiaries, including the Guarantors. “Guarantors” means, initially, American Overseas Marine Company, LLC, Bath Iron Works Corporation, Electric Boat Corporation, General Dynamics Armament and Technical Products, Inc., General Dynamics Government Systems Corporation, General Dynamics Land Systems Inc., General Dynamics Ordnance and Tactical Systems, Inc., Gulfstream Aerospace Corporation, and National Steel and Shipbuilding Company.

References to “dollars” or “$” in this prospectus supplement and the accompanying prospectus are to U.S. dollars.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the “SEC”). You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically, including General Dynamics Corporation. Except as expressly set forth in the paragraph below, we are not incorporating the contents of the SEC website into this prospectus supplement.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the documents listed below that we have filed with the SEC (File No. 1-3671) and any future filings made with the SEC by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities (other than filings or portions of filings that are furnished under applicable SEC rules rather than filed):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed on February 17, 2012;

•	Quarterly Report on Form 10-Q for the fiscal quarters ended April 1, 2012, July 1, 2012, and September 30, 2012, filed on May 1, 2012, August 1, 2012 and October 30, 2012, respectively; and

•	Current Reports on Form 8-K filed on March 8, 2012, March 13, 2012, May 3, 2012 and June 6, 2012.

You may request a copy of these filings at no cost, by writing or telephoning the office of:

General Dynamics Corporation

2941 Fairview Park Drive, Suite 100

Falls Church, Virginia 22042-4513

Attention: Corporate Secretary

Telephone: (703) 876-3000

You may also find additional information about us, including the documents mentioned above, on our website at www.generaldynamics.com. The information included on or linked to this website or any website referred to in any document incorporated by reference into this prospectus supplement is not a part of this prospectus supplement or the accompanying prospectus.

Risk Factors

In addition to the information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus, you should carefully consider the risk factors identified below in evaluating an investment in the notes.

Risks Relating to Our Business

You should carefully consider the following risks, which are discussed under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, as supplemented by revisions contained in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012:

•

our dependence on the U.S. government for a significant portion of our revenues and potential changes to future defense spending as a result of the Budget Control Act of 2011 or other actions taken by Congress to reduce the deficit;

•	the fact that U.S. government contracts are not always fully funded at inception and are subject to termination;

•	the fact that, as a government contractor, we are subject to audit by the U.S. government;

•	the fact that our Aerospace group is subject to changing customer demand for business aircraft;

•	the dependence of our earnings and margins on our ability to perform under our contracts;

•	the dependence of our earnings and margins in part on subcontractor and vendor performance;

•	the fact that international sales and operations are subject to greater risks that sometimes are associated with doing business in foreign countries;

•	the dependence of our future success, in part, on our ability to develop new products and technologies and maintain a qualified workforce to meet the needs of our customers;

•	the fact that we have made and expect to continue to make investments, including acquisitions and joint ventures, that involve risks and uncertainties; and

•	the fact that our business could be negatively impacted by cyber security events and other disruptions.

Risks Relating to the Notes

Because we are a holding company, we depend on the ability of our subsidiaries to generate cash, in the form of intercompany credits, loans, dividends or otherwise, to meet our debt service obligations, including our obligations under the notes, and for other general corporate purposes. Intercompany credits, dividends, loans or other distributions to us from our subsidiaries may be subject to future contractual or other restrictions, and will depend upon the results of operations of those subsidiaries and may be subject to other business considerations. Although the notes are guaranteed by the Guarantors, if such guarantees were voided or held to be unenforceable, the Guarantors would have no obligation to pay any amounts due on the notes or to make any funds available.

General Dynamics Corporation

General Dynamics is an aerospace and defense company that offers a broad portfolio of products and services in business aviation; combat vehicles, weapons systems and munitions; military and commercial shipbuilding; and communications and information technology.

General Dynamics operates through four business groups—Aerospace, Combat Systems, Marine Systems and Information Systems and Technology.

Aerospace

Our Aerospace group designs, manufactures and outfits a comprehensive family of large- and mid-cabin Gulfstream business-jet aircraft, provides aircraft services (including maintenance and repair work, fixed-based operations (FBO) and aircraft management services) and performs aircraft completions for aircraft produced by other original equipment manufacturers (OEMs). With more than 50 years of experience at the forefront of the business-jet aviation market, the Aerospace group is known for:

•	superior aircraft design, quality, performance, safety and reliability;
•	technologically advanced cockpit and cabin systems; and
•	industry-leading product service and support.

Combat Systems

Our Combat Systems group is a global leader in the design, development, production, support and enhancement of tracked and wheeled military vehicles, weapons systems and munitions for the United States and its allies. The group’s product lines include:

•	wheeled combat and tactical vehicles;
•	main battle tanks and tracked infantry vehicles;
•	munitions and propellant;
•	rockets and gun systems;
•	drivetrain components and aftermarket parts; and
•	support and sustainment services.

Marine Systems

Our Marine Systems group designs, builds and supports submarines and surface ships. The group is one of two primary shipbuilders for the U.S. Navy. The group’s diverse portfolio of platforms and capabilities includes:

•	nuclear-powered submarines (Virginia Class);
•	surface combatants (DDG-51 and DDG-1000);
•	auxiliary and combat-logistics ships (T-AKE and MLP);
•	commercial ships (Jones Act ships);
•	design and engineering support (Ohio class submarine replacement); and
•	overhaul, repair and lifecycle support services.

Information Systems and Technology

Our Information Systems and Technology group provides critical technologies, products and services that support a wide range of government and commercial communication and information-sharing needs. The group consists of a three-part portfolio centered on tactical communication systems, information technology and related services and intelligence, surveillance and reconnaissance systems.

Tactical communication systems—The group designs, manufactures and delivers secure communications systems, command-and-control systems and operational hardware to customers within the U.S. Department of Defense, the intelligence community and federal civilian agencies, and to international customers. Our leadership in this market results from decades of domain expertise with legacy systems, incumbency on today’s programs and continuous innovation that encompasses key technologies at the center of our customers’ missions. The group’s solutions include:

•	information assurance and encryption technologies, products, systems and services that ensure the security and integrity of digital communications worldwide;
•	battlespace command-and-control systems;
•	digital switching, broadband networking and automated network management; and
•	fixed and mobile radio and satellite communications systems and antenna technologies.

Information technology services—The group provides mission-critical information technology (IT) and highly specialized mission-support services to the U.S. defense and intelligence communities, the Departments of Homeland Security, Heath and Human Services and other federal civilian agencies, and commercial and international customers. The group specializes in:

•	mission-operations simulation and training systems and services;
•	large-scale data center consolidation and modernization;
•	health information technology solutions and services; and
•	secure wireless and wire-line networks and enterprise infrastructure.

Intelligence, surveillance and reconnaissance systems—The group also provides mission-related systems development, integration and operations support to customers in the U.S. defense, intelligence and homeland security communities, and to U.S. allies. These offerings include:

•	cyber security services and products;
•	open-architecture mission systems;
•	signals and information collection, processing and distribution systems;
•	imagery solutions, sensors and cameras; and
•	special-purpose computing.

Use of Proceeds

The estimated net proceeds of the offering of the notes, after deducting underwriting discounts and our expenses, are expected to be $            . We anticipate using the net proceeds of the offering, together with cash on hand, if necessary, to redeem $1.0 billion principal amount of our 4.250% Notes due 2013 (the “2013 Notes”), $1.0 billion principal amount of our 5.25% Notes due 2014 (the “2014 Notes”) and $400 million principal amount of our 5.375% Notes due 2015 (the “2015 Notes”) and for general corporate purposes.

Certain of the underwriters or their affiliates may hold positions in the 2013 Notes, the 2014 Notes and/or the 2015 Notes and, accordingly, may receive a portion of the net proceeds of this offering. See “Underwriting”.

Consolidated Ratio of Earnings to Fixed Charges

The following table shows our ratio of earnings to fixed charges for each of the periods indicated:

	Year ended December 31,					Nine months ended

	2007	2008	2009	2010	2011	September 30, 2012
Ratio of earnings to fixed charges	15.8	18.1	14.6	15.9	15.9	14.4

For the purpose of computing the ratio of earnings to fixed charges, earnings consist of pre-tax income from continuing operations, adjusted to add back fixed charges. Fixed charges consist of pre-tax interest on all indebtedness and an estimate of interest within rental expense.

Capitalization

The following table sets forth the unaudited consolidated capitalization of General Dynamics (a) at September 30, 2012 on a historical basis and (b) at September 30, 2012 as adjusted to give effect to the offering of the notes and the assumed use of the net proceeds therefrom together with cash on hand to pay the estimated redemption price with respect to our planned redemption of $1.0 billion principal amount of our 4.250% Notes due 2013, $1.0 billion principal amount of our 5.25% Notes due 2014 and $400 million principal amount of our 5.375% Notes due 2015. You should read this table in conjunction with financial data contained elsewhere in this prospectus supplement and the consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2012, which are incorporated by reference into this prospectus supplement.

	September 30, 2012
(Dollars in millions)	Actual	As adjusted
Cash and cash equivalents	$2,874	$
Debt
Short-term debt and current portion of long-term debt	$1,001	$
Long-term debt	$2,924	$
2017 Notes offered hereby	$—	$
2022 Notes offered hereby	$—	$
2042 Notes offered hereby	$—	$
Total long-term debt	$2,924	$

Total debt	$3,925	$

Shareholders’ equity
Common stock, including surplus	$2,453	$
Retained earnings	$20,170	$
Treasury stock	$(6,194)	$
Accumulated other comprehensive income	$(2,157)	$

Total shareholders’ equity	$14,272	$

Total capitalization	$18,197	$

Selected Financial Data

The following table presents selected historical consolidated financial data derived from the consolidated financial statements and related notes thereto of General Dynamics for each of the periods presented. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2012, which are incorporated by reference into this prospectus supplement. Results presented for the nine-month periods ended October 2, 2011 and September 30, 2012 are unaudited and are not necessarily indicative of full-year results.

	Year ended December 31,					Nine months ended
(Dollars and shares in millions, except per share and employee amounts)	2007	2008	2009	2010	2011	October 2, 2011	September 30, 2012
						(unaudited)	(unaudited)
Summary of Operations
Revenues	$27,240	$29,300	$31,981	$32,466	$32,677	$23,530	$23,435
Operating costs and expenses	24,127	25,647	28,306	28,521	28,851	20,654	20,700
Interest, net	(70)	(66)	(160)	(157)	(141)	(103)	(115)
Provision for income taxes, net	967	1,126	1,106	1,162	1,166	858	814
Earnings from continuing operations	2,080	2,478	2,407	2,628	2,552	1,949	1,798
Discontinued operations, net of tax	(8)	(19)	(13)	(4)	(26)	(26)	-
Net earnings	2,072	2,459	2,394	2,624	2,526	1,923	1,798

Basic earnings per share:
Continuing operations	5.14	6.26	6.24	6.89	7.01	5.31	5.08
Net earnings	5.12	6.21	6.21	6.88	6.94	5.24	5.08

Diluted earnings per share:
Continuing Operations	5.10	6.22	6.20	6.82	6.94	5.26	5.04
Net earnings	5.08	6.17	6.17	6.81	6.87	5.19	5.04
Cash dividends declared per common share	1.16	1.40	1.52	1.68	1.88	1.41	1.53

Financial Position
Cash and equivalents	$2,891	$1,621	$2,263	$2,613	$2,649	$1,540	$2,874
Property, plant and equipment, net	2,472	2,872	2,912	2,971	3,284	3,063	3,345
Total assets	25,733	28,373	31,077	32,545	34,883	33,408	35,503
Short- and long-term debt	2,791	4,024	3,864	3,203	3,930	4,129	3,925
Shareholders’ equity	11,768	10,053	12,423	13,316	13,232	13,619	14,272
Book value per share(a)	29.13	26.00	32.21	35.79	37.12	38.24	40.42

Other Information
Funded backlog	$37,194	$51,712	$45,856	$43,379	$44,699	$45,901	$43,219
Total backlog	46,832	74,127	65,545	59,561	57,410	58,523	51,458

Shares outstanding	404.0	386.7	385.7	372.1	356.4	356.1	353.1
Weighted average shares outstanding:
Basic	404.4	396.2	385.5	381.2	364.1	366.8	354.2
Diluted	408.1	398.7	387.9	385.2	367.5	370.2	356.5
Active employees	83,500	92,300	91,700	90,000	95,100	94,700	93,700

                                                     Note: Prior year amounts have been reclassified for discontinued operations.

(a)	Book value per share is calculated as total equity divided by total outstanding shares as of period end.

Description of the Notes and Guarantees

The 2017 notes, the 2022 notes and the 2042 notes will each be issued as a separate series under an indenture dated as of August 27, 2001, as supplemented and amended, including by the seventh supplemental indenture to be dated on or about                     , 2012 with respect to the notes, by and among us, the Guarantors and The Bank of New York Mellon (formerly The Bank of New York), as trustee (collectively, the “Indenture”).

The following summary of the material terms of the Indenture does not purport to be complete and does not contain all the information that may be important to you. The following description of the specific terms of the notes and the guarantees is qualified in its entirety by reference to the provisions of the Indenture. Capitalized and other terms not otherwise defined in this prospectus supplement will have the meanings given to them in the Indenture. You may obtain a copy of the Indenture from us upon request.

The 2017 notes will be issued in an initial aggregate principal amount of $             and will bear interest at the rate of     % per annum. The 2022 notes will be issued in an initial aggregate principal amount of $             and will bear interest at the rate of     % per annum. The 2042 notes will be issued in an initial aggregate principal amount of $             and will bear interest at the rate of     % per annum.

The notes will be issued only in registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 above that amount. The notes will be our unsecured senior obligations and, as such, will rank pari passu in right of payment with all of our other existing and future senior unsecured indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness.

The notes will be guaranteed by each of the Guarantors, which guarantees will rank pari passu in right of payment with each other and all other existing and future senior unsecured indebtedness of such Guarantors. See “Capitalization” in this prospectus supplement.

General

The specific terms of the notes are set forth below:

•	Title: % notes due 2017, % notes due 2022 and % notes due 2042.

•	Initial principal amount being issued: $ aggregate principal amount of 2017 notes, $ aggregate principal amount of 2022 notes and $ aggregate principal amount of 2042 notes.

•	Maturity dates: , 2017 with respect to the 2017 notes, , 2022 with respect to the 2022 notes, and , 2042 with respect to the 2042 notes.

•	Date interest starts accruing: , 2012.

•	Interest payment dates: and .

•	First interest payment date: , 2013.

•	Regular record dates for interest: and .

•	Form of notes: Each series of notes will be in the form of one or more global notes that we will deposit with or on behalf of The Depository Trust Company (the “Depositary”).

•	Sinking fund: The notes will not be subject to any sinking fund.

•	Status: The 2017 notes, the 2022 notes and the 2042 notes will each constitute a series of our unsecured senior debt securities.

•	Guarantees: The notes will be fully and unconditionally guaranteed on a senior basis by the Guarantors.

Optional Redemption

Each series of the notes will be redeemable, as a whole or in part, at our option, at any time or from time to time, on at least 30 days, but not more than 60 days, prior notice to holders of the notes given in accordance with the provisions described under “—Redemption notice” below, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; or

•

the sum of the present values of the Remaining Scheduled Payments, as defined below, discounted to the date of redemption, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate, as defined below, plus     basis points in the case of the 2017 notes,     basis points in the case of the 2022 notes and     basis points in the case of the 2042 notes;

provided, that (i) if we redeem any 2022 notes on or after                         , 2022 (three months prior to the maturity date of the 2022 notes) and (ii) if we redeem any 2042 notes on or after                         , 2042 (six months prior to the maturity date of the 2042 notes), the redemption price for those notes will equal 100% of the principal amount of the notes to be redeemed.

The redemption price for the notes will include, in each case, accrued but unpaid interest to the date of redemption on the principal amount of notes to be redeemed.

On and after the redemption date, interest will cease to accrue on the notes or any portion thereof called for redemption, unless we default in the payment of the redemption price and accrued interest. On or before the redemption date, we will deposit with a paying agent, or the trustee, money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If less than all of any particular series of the notes are to be redeemed, the notes in such series to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate.

Definitions

“Treasury Rate” means, with respect to any redemption date for the notes, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

The Treasury Rate will be calculated on and as of the third business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers, to be appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date for the notes:

•	the average of four Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations; or

•	if the trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all quotations obtained by the trustee.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices of the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of (i) J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc. and Wells Fargo Securities, LLC; and (ii) one other treasury dealer selected by us, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer, which we refer to as a “Primary Treasury Dealer,” we will substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

Redemption notice

We will give notice of a redemption to the Depositary at least 30 days (but not more than 60 days) before we redeem any of the notes. We will not be responsible for giving notice to anyone other than the Depositary.

Issuance of Additional Notes

We may, at any time and from time to time, without the consent of the holders, increase the principal amount of the notes of a series by issuing additional notes of such series in the future on the same terms and conditions, except for any differences in the issue date, issue price and interest accrued prior to the issue date of the additional notes, and, provided the additional notes are fungible with the outstanding notes of such series for U.S. federal income tax purposes, with the same CUSIP number as the notes of such series. The notes of each series offered by this prospectus supplement and any additional notes of each such series would rank equally and ratably and would be treated as a single series for all purposes under the Indenture.

Holding through Euroclear and Clearstream

As described more fully in the accompanying prospectus, the notes of each series will be deposited with the trustee on behalf of the Depositary in the form of one or more global debt securities. As long as the Depositary is the depositary for the notes, you may hold interests in the notes through participants in the Depositary, including Clearstream Banking, Société Anonyme (“Clearstream”) and Euroclear Bank S.A./ N.V., as operator of the Euroclear System (“Euroclear”). Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the Depositary’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in the Depositary, on the other hand, would also be subject to the rules and procedures of the Depositary.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both the Depositary and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Certain U.S. Federal Tax Consequences

The following are certain federal income tax consequences of the acquisition, ownership and disposition of the notes by persons who purchase the notes in this offering and is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the final, temporary and proposed regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change or different interpretations, possibly with retroactive effect. This discussion is for general information only and does not purport to address all of the possible federal income tax consequences, including any U.S. federal estate, gift or alternative minimum tax considerations, or any state, local or foreign tax consequences of the acquisition, ownership and disposition of the notes. It is limited to investors who purchase the notes in this offering at the offering price, and who will hold the notes as capital assets for federal income tax purposes. It does not address all of the federal income tax consequences that may be relevant to particular investors in light of their unique circumstances or to certain types of investors that may be subject to special rules (such as dealers in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, insurance companies, financial institutions, banks, tax-exempt entities, U.S. expatriates and entities treated as partnerships for U.S. federal income tax purposes) or to investors that will hold the notes as a part of a straddle, hedge, constructive sale or synthetic security transaction for federal income tax purposes, or investors who are subject to the alternative minimum tax or whose “functional currency” is not the U.S. dollar, all of whom may be subject to special treatment under federal income tax laws. Prospective investors are urged to consult their tax advisors regarding the federal income tax consequences of purchasing, owning and disposing of the notes, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

For purposes of this discussion of U.S. tax consequences, a “U.S. person” is:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created in or organized under the laws of the U.S. or any state or political subdivision thereof;

•	an estate that is subject to U.S. federal income taxation without regard to the source of its income; or

•

a trust (a) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect to be treated as a U.S. person under the Code.

If an entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner in the entity will generally depend upon the status of the partner and the activities of the entity. If you are a partner in such an entity holding notes, you should consult your tax advisor.

As used herein, the term “U.S. holder” means a beneficial owner of a note that is a U.S. person and the term “non-U.S. holder” means a beneficial owner of a note that is not a U.S. person and is not a partnership for federal income tax purposes. The U.S. holders and non-U.S. holders together are the “holders.”

This discussion of certain U.S. federal income tax considerations is for general information purposes only and is not tax advice. It is not binding on the Internal Revenue Service (“IRS”) and there can be no assurance that the IRS will take a similar view with respect to the tax consequences described below, or that a contrary position taken by the IRS would not be sustained by a court. No ruling has been or will be requested by us from the IRS on any tax matters relating to the notes.

HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF THE NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

U.S. Holders

Payments of Interest.    A U.S. holder will be required to report stated interest on its note as interest income at the time such payments are accrued or received in accordance with such holder’s method of accounting for federal income tax purposes. The notes are not expected to be issued with more than a de minimis amount of original issue discount. However, if the notes’ principal amount exceeds their issue price by at least a prescribed de minimis amount then, in addition to including stated interest in income, each U.S. holder generally will be required to include such excess in its income as it accrues, regardless of its regular method of accounting, using a constant yield method, possibly before such U.S. holder receives any payment attributable to such income.

Disposition of Notes.    The sale, exchange, redemption or other disposition of a note generally will be a taxable event. A U.S. holder generally will recognize gain or loss equal to the difference between (a) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition of the note (except to the extent attributable to accrued interest which, if not already included in such U.S. holder’s income, will be taxable as interest income) and (b) the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note will generally equal the holder’s cost of purchasing the note. Such gain or loss will be capital gain or loss, and will be long term capital gain or loss if the holder has held the notes for more than one year at the time of the sale or other disposition. Net long-term capital gain of certain non-corporate U.S. holders is generally subject to preferential rates of tax. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding.    In general, information reporting requirements will apply to certain payments of principal and interest on the notes and the proceeds of sale of the notes unless the U.S. holder is an exempt recipient. A U.S. holder will be subject to backup withholding if the U.S. holder fails to provide its taxpayer identification number or certification of exempt status or has been notified by the IRS that it is subject to backup withholding.

Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS, provided the required information is furnished to the IRS on a timely basis.

Additional Tax on Net Investment Income.    For taxable years beginning after December 31, 2012, an additional tax of 3.8% may be imposed on the “net investment income” of certain U.S. individuals and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes interest and certain net gain from the disposition of investment property, less certain deductions. U.S. holders should consult their tax advisors with respect to the tax consequences of the rules described above.

Non-U.S. Holders

Payments of Interest.    Subject to the discussion below concerning information reporting and backup withholding, interest paid to a non-U.S. holder on a note will not be subject to federal income or withholding tax provided that the interest is not connected with the conduct of a trade or business within the U.S. by the non-U.S. holder, and the non-U.S. holder, among other things, (a) does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote; (b) is not, for federal income tax purposes, a controlled foreign corporation that is related to us through stock ownership or a foreign private foundation; (c) is not a bank whose receipt of such amounts is described in section 881(c)(3)(A) of the Code; and (d) certifies, on the IRS Form W-8BEN (or successor form) under penalty of perjury, that it is a non-U.S. holder and provides the required information.

If a non-U.S. holder earns interest on a note that is not effectively connected with the conduct of a trade or business within the U.S. but does not satisfy the four requirements in the above paragraph, the non-U.S. holder’s interest on such note will be subject to withholding tax at a flat rate of 30% or a lower applicable treaty rate. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the U.S.), and the non-U.S. holder provides the necessary certification (generally on an IRS Form W-8ECI), the non-U.S. holder will not be subject to withholding but will be subject to federal income tax on that interest on a net income basis in the same manner as if such holder was a United States person and may be subject to a branch profits tax at a rate of 30% (or a lower treaty rate) if the non-U.S. holder is a corporation.

Disposition of Notes.    A non-U.S. holder will generally not be subject to federal income tax or withholding on gain recognized on a sale, exchange, redemption or other disposition of the notes unless (a) the gain is effectively connected with the conduct of a trade or business within the U.S. by the non-U.S. holder (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the U.S.), or (b) in the case of a non-U.S. holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days during the taxable year and certain other requirements are met (subject to the provisions of any applicable tax treaty). Any gain that is effectively connected with the conduct of a U.S. trade or business by a non-U.S. holder will be subject to federal income tax on a net income basis in the same manner as if such holder were a U.S. person. These holders are urged to consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes including, if the holder is a corporation, the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Information Reporting and Backup Withholding.    We will, when required, report to the IRS and to each non-U.S. holder the amount of any interest paid on the notes in each calendar year, and the amount of tax withheld, if any, with respect to the payments. This information may also be made available to the tax authorities of a country in which the non-U.S. holder resides. Interest paid on the notes will not be subject to backup withholding provided that the non-U.S. holder satisfies the certification requirements described above in the section entitled “Non-U.S. Holders— Payments of Interest.”

Information reporting and backup withholding generally will not apply to a payment of the proceeds from a sale of the notes effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) may apply to a payment of the proceeds of a sale of the notes effected outside the United States by a foreign office of a U.S. broker or a foreign broker with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a United States office of a broker of the proceeds of a sale of the notes will be subject to both backup withholding and information reporting unless the holder certifies its non-U.S. status under penalty of perjury or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that non-U.S. holder’s federal income tax liability provided the required information is properly furnished to the IRS on a timely basis.

Underwriting

Subject to the terms and conditions in the underwriting agreement between us and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc. and Wells Fargo Securities, LLC, as representatives of the underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes set forth opposite the names of the underwriters below:

Underwriter	Principal amount of 2017 notes	Principal amount of 2022 notes	Principal amount of 2042 notes
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
RBS Securities Inc.
Wells Fargo Securities, LLC

Total	$	$	$

The underwriting agreement provides that the underwriters will purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering prices that appear on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to     % of the principal amount of the 2017 notes,     % of the principal amount of the 2022 notes and     % of the principal amount of the 2042 notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to     % of the principal amount of the 2017 notes,     % of the principal amount of the 2022 notes and     % of the principal amount of the 2042 notes to certain other dealers. After the initial offering, the underwriters may change the public offering prices and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

In the underwriting agreement, we have agreed that:

•	We will pay our expenses related to the offering (excluding the underwriting discount), which we estimate will be $3.0 million.

•

We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are new issues of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in each series of notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that liquid trading markets will develop for the notes.

In connection with the offering of the notes, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the prices of the notes. Syndicate-covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate-covering transactions may cause the prices of the notes to be higher than they would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate-covering transactions, they may discontinue them at any time.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Each of the underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. In the ordinary course of their respective businesses, the underwriters and their respective affiliates have engaged, or may in the future engage, in commercial banking or investment banking transactions with General Dynamics and its affiliates. In addition, certain of the underwriters or their affiliates are lenders under our bank credit facilities. Furthermore, certain of the underwriters or their affiliates may hold positions in our 2013 Notes, our 2014 Notes and/or our 2015 Notes which will be redeemed with the net proceeds of this offering and, accordingly, may receive a portion of such proceeds. See “Use of Proceeds.”

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any credit default swaps or such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)        to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)        to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)        in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an offer of notes to the public in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)        it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us or the Guarantors; and

(b)        it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Legal Matters

The validity of the notes and the guarantees will be passed upon for us and the Guarantors by Jenner & Block LLP, Chicago, Illinois. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by Davis Polk & Wardwell LLP.

Experts

The consolidated financial statements and the related financial statement schedule of General Dynamics Corporation as of December 31, 2010 and 2011, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference into this prospectus supplement and in the accompanying prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

DEBT SECURITIES

Guaranteed By:

American Overseas Marine Corporation	General Dynamics Armament and Technical Products, Inc.	General Dynamics Ordnance and Tactical Systems, Inc.

Bath Iron Works Corporation	General Dynamics Government Systems Corporation	Gulfstream Aerospace Corporation

Electric Boat Corporation	General Dynamics Land Systems Inc.	National Steel and Shipbuilding Company

We may offer from time to time our debt securities in one or more series pursuant to this prospectus. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities offered by this prospectus, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

Investment in any securities offered by this prospectus involves risk. See “Risk Factors” beginning on page 4 of this prospectus, in our periodic reports filed from time to time with the Securities and Exchange Commission and in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 9, 2011

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell the securities described in this prospectus from time to time and in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement and any free writing prospectus prepared by or on behalf of us together with the additional information described below under “Where You Can Find More Information.”

We have not authorized any agent, dealer, underwriter or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus prepared by or on behalf of us. You should not rely upon any information or representation not contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, and we are not making an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in or incorporated by reference into this prospectus is accurate as of any date other than the date on the front of this prospectus.

References to “we,” “us,” “our” or the “Company” are to General Dynamics Corporation, unless expressly indicated otherwise. Reference to “General Dynamics” means General Dynamics Corporation, together with our consolidated subsidiaries, including the Guarantors. “Guarantors” means, initially, American Overseas Marine Corporation, Bath Iron Works Corporation, Electric Boat Corporation, General Dynamics Armament and Technical Products, Inc., General Dynamics Government Systems Corporation, General Dynamics Land Systems Inc., General Dynamics Ordnance and Tactical Systems, Inc., Gulfstream Aerospace Corporation and National Steel and Shipbuilding Company.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and in the information incorporated herein by reference contain forward-looking statements, which are based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates,” “should” and variations of these words and similar expressions are intended to identify forward-looking statements. These include but are not limited to projections of revenues, earnings, segment performance, cash flows, contract awards, aircraft production, deliveries and backlog stability. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation:

•	general U.S. and international political and economic conditions;

•	changing priorities in the U.S. government’s defense budget;

•	termination or restructuring of government contracts due to unilateral government action;

•

differences in anticipated and actual program performance, including the ability to perform under long-term fixed-price contracts within estimated costs, and performance issues with key suppliers and subcontractors;

•	expected recovery on contract claims and requests for equitable adjustment;

•	changing customer demand or preferences for business aircraft, including the effects of economic conditions on the business-aviation market;

•	potential for changing prices for energy and raw materials; and

•	the status or outcome of legal and/or regulatory proceedings.

All forward-looking statements speak only as of the date hereof or, in the case of any document incorporated by reference, the date of that document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We do not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date such statements are made.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically, including General Dynamics Corporation. Except as expressly set forth in the paragraph below, we are not incorporating the contents of the SEC website into this prospectus.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below that we have filed with the SEC (File No. 1-3671) and any future filings made with the SEC by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities (other than filings or portions of filings that are furnished under applicable SEC rules rather than filed):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed on February 18, 2011;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended April 3, July 3, and October 2, 2011 filed on May 3, 2011, August 3, 2011 and November 1, 2011, respectively; and

•	Current Reports on Form 8-K, and any amendments thereto, filed on March 4 (as amended on May 6), March 7 (as amended on March 14), May 10, May 23, July 12, August 3 and August 8, 2011.

You may request a copy of these filings at no cost, by writing or telephoning the office of:

General Dynamics Corporation

2941 Fairview Park Drive, Suite 100

Falls Church, Virginia 22042-4513

Attention: Corporate Secretary

Telephone: (703) 876-3000

You may also find additional information about us, including the documents mentioned above, on our website at www.generaldynamics.com. The information included on or linked to this website or any website referred to in any document incorporated by reference into this prospectus is not a part of this prospectus.

GENERAL DYNAMICS CORPORATION

The Company is a Delaware corporation formed in 1952 as successor to the Electric Boat Company. General Dynamics offers a broad portfolio in business aviation; combat vehicles, weapons systems and munitions; military and commercial shipbuilding; and communications and information technology.

General Dynamics operates through four business groups – Aerospace, Combat Systems, Marine Systems and Information Systems and Technology.

Our principal executive offices are located at 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042-4513 and our telephone number is (703) 876-3000.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risk. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for each of the periods indicated:

	Year Ended December 31,					Nine Months Ended October 2, 2011
	2006	2007	2008	2009	2010
Ratio of earnings to fixed charges	12.3	15.8	18.1	14.6	15.9	16.6

For the purpose of computing the ratio of earnings to fixed charges, earnings consist of pre-tax income from continuing operations, adjusted to add back fixed charges. Fixed charges consist of pre-tax interest on all indebtedness and an estimate of interest within rental expense.

USE OF PROCEEDS

We will use the net proceeds from the sale of the securities offered by this prospectus and any prospectus supplement for general corporate purposes, unless otherwise specified in the applicable prospectus supplement. General corporate purposes may include additions to working capital, capital expenditures, refinancing of existing indebtedness including commercial paper, repayment of debt, and financing of possible acquisitions, investments or stock repurchases.

DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEES

This prospectus sets forth some of the general terms and provisions of the debt securities and the guarantees. We will describe the particular terms of any series of debt securities and related guarantees, and the extent to which the general terms set forth below may apply, in the prospectus supplement relating to such securities.

The debt securities may be issued from time to time in series under an indenture dated as of August 27, 2001, by and among the Company, the guarantors thereunder and The Bank of New York Mellon (formerly The Bank of New York), as trustee. This indenture does not limit the amount of debt securities that may be issued thereunder and will govern debt securities up to the aggregate principal amount that we may authorize from time to time. Any such limit applicable to a particular series of debt securities will be specified in the prospectus supplement relating to that series. The debt securities may be guaranteed by certain subsidiary guarantors under the guarantees described below.

The summary set forth below highlights certain provisions contained in the indenture. However, this summary is qualified in its entirety by reference to the indenture, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. Wherever defined terms are used but not defined in this section of the prospectus, those terms have the meanings assigned to them in the indenture, it being intended that those defined terms will be incorporated herein by reference.

Definitions

The following are certain terms defined in the indenture:

“Attributable Debt” means, as to any particular lease under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates thereof to such date at the rate of 15% per annum, compounded monthly. The net amount of rent required to be paid under any such lease for any such period will be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales). In the case of any lease which is terminable by the lessee upon the payment of a penalty in an amount which is less than the total discounted net amount of rent required to be paid from the later of the first date upon which such lease may be so terminated or the date of the determination of such net amount of rent, as the case may be, such net amount will also include the amount of such penalty, but no rent will be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Consolidated Assets” means the total assets of the Company and its subsidiaries calculated on a consolidated basis and in accordance with GAAP.

“Material Subsidiary” means, as of any date of determination, a subsidiary of the Company whose assets exceed ten percent (10%) of the Company’s Consolidated Assets as of the date of such determination. However, the board of directors of the Company may declare any subsidiary of the Company to be a Material Subsidiary.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means any manufacturing plant or warehouse, together with the land upon which it is erected and fixtures comprising a part thereof, owned by the Company or any Material Subsidiary and located in the United States, the gross book value of which on the date as of which the determination is being made is an amount which exceeds 2% of Consolidated Assets, but not including any property financed through the issuance of any tax exempt governmental obligation, or any such manufacturing plant or warehouse or any portion thereof or any such fixture (together, with the land upon which it is erected and fixtures comprising a part thereof) which, in the opinion of the board of directors of the Company, is not of material importance to the total business conducted by the Company and its subsidiaries, considered as a single enterprise.

General Terms

All of the debt securities:

•	will be our general obligations;

•	will rank equally with each other and all of our other existing and future unsecured and unsubordinated debt; and

•

will be guaranteed by the guarantees of each of the Guarantors, which guarantees will rank equally with each other in respect of the debt securities and in respect of all other existing and future unsecured and unsubordinated debt of such Guarantors.

The indenture provides for the issuance of debt securities in one or more series. Each time that we issue a new series of debt securities, the prospectus supplement relating to that series will specify the particular terms of those debt securities. Those terms may include but are not limited to the following:

•	the designation, issue, date and authorized denominations of such debt securities;

•	the aggregate principal amount offered and any limit on any future issues of additional debt of the same series;

•	the public offering price of such debt securities;

•	the date or dates on which such debt securities will mature, which may be fixed or extendible;

•	the rate or rates at which such debt securities will bear interest, which may be at a fixed or floating rate, if any;

•	the dates on which such interest, if any, will be payable;

•	the index used to determine any payments to be made on the debt securities;

•	the terms of any mandatory or optional redemption, including pursuant to any sinking fund or analogous provisions;

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the date or dates, if any, on which, and the price or prices at which we are obligated, pursuant to any mandatory sinking fund or analogous provisions, to redeem, or at the option of the holders, to purchase, such series of debt securities and other related terms and provisions;

•	whether such debt securities are to be issued in the form of global securities and, if so, the identity of the depositary with respect to such global securities; and

•	any other terms of such series.

Unless otherwise specified in the prospectus supplement, debt securities will only be issued in fully registered form, without coupons. Unless otherwise specified in the prospectus supplement, the principal amount of the debt securities will be payable at the corporate trust office of the trustee in New York, New York. No service charge will be made on any security holder for any registration of transfer or exchange of debt securities, unless otherwise provided in the prospectus supplement for that series of debt securities; provided, however, that we may require payment of a sum sufficient to cover any tax or other governmental charges payable in connection therewith.

Certificated Debt Securities

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary (the “Depositary”), or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”), as described in the applicable prospectus supplement. Except as described under “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Payment of Interest and Exchange

You may transfer or exchange certificated debt securities at the office or agency of the Company in accordance with the terms of the indenture. You may transfer certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the old certificate representing those certificated debt securities, and we will execute, and the trustee will authenticate and deliver, a new certificate to the new holder.

Global Debt Securities and Book-Entry System

Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary.

The Depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the Depositary for the related global debt security (“participants”) or persons that may hold interests through participants. Upon the issuance of a global debt security, the Depositary will credit, on its book-entry registration and transfer system, the accounts of the participants with the respective principal amounts of the book-entry debt securities represented by the global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of the ownership interests will be effected only through, records maintained by the Depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described herein, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, to exercise any rights of a holder under the indenture, each person beneficially owning book-entry debt securities must rely on the procedures of the Depositary for the related global debt security and, if that person is not a participant, on the procedures of the participant through which that person owns its interest.

We understand, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the Depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

We will make payments of principal of, and premium and interest on book-entry debt securities to the Depositary or its nominee, as the case may be, as the registered holder of the related global debt security. Neither we, the trustee nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the Depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit the accounts of the participants with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of the Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor Depositary registered as a clearing agency under the Securities Exchange Act of 1934, as amended, is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have any of the book-entry debt securities of any series represented by one or more global debt securities and, in that event, we will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary will instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information in this section concerning the Depositary and its book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

Defeasance

The indenture provides that we (and to the extent applicable, the Guarantors), at our option:

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will be discharged from any and all obligations in respect of any series of debt securities, except in each case for, among other things, the rights of holders of debt securities to receive, from a trust fund, payments in respect of such securities when such payments are due and certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust; or

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will no longer be obligated to comply with the covenants described below under “— Limitation on Consolidation, Merger, Conveyance or Transfer” and “— Covenants of the Company,” and the Event of Default described in the fourth bullet point under “— Events of Default; Notice and Waiver” will no longer constitute an Event of Default with respect to such series of debt securities;

in each case, if we deposit with the trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the debt securities of such series, money or the equivalent in securities of the U.S. government or government agencies backed by the full faith and credit of the U.S. government, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) and any premium of, interest on and any repurchase or redemption obligations with respect to such series on the dates such payments are due in accordance with the terms of such series.

To exercise any such option, we are required, among other things, to deliver to the trustee an opinion of counsel to the effect that:

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the deposit and related defeasance would not cause the holders of such series to recognize income, gain or loss for federal income tax purposes and, in the case of securities being discharged pursuant to the first bullet point above, accompanied by a ruling, if then required, to such effect received from or published by the Internal Revenue Service; and

•	the creation of the defeasance trust would not violate the Investment Company Act of 1940, as amended.

In addition, we are required to deliver to the trustee an officer’s certificate stating that such deposit was not made by us with the intent of preferring the holders of the debt securities over other creditors of ours or with the intent of defeating, hindering, delaying or defrauding our creditors or others.

Events of Default; Notice and Waiver

The indenture provides that, if an Event of Default (as defined below) with respect to any series of debt securities issued thereunder occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series may declare the principal of all the debt securities of such series, and all accrued interest, to be due and payable immediately; provided, however, if an Event of Default described in the fifth bullet point below occurs and is continuing, the principal of and any interest on the debt securities of such series then outstanding shall become immediately due and payable.

“Events of Default” in respect of any series are defined in the indenture as being:

•	default in payment of principal of, or premium, if any, on debt securities of such series when due at their stated maturity;

•	default for 30 days in payment of any interest due with respect to such series;

•	default in the payment of any sinking or purchase fund or analogous obligation when due by the terms of such series;

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default for 60 days after written notice to us (or the Guarantors, if applicable) by the trustee or to us (or the Guarantors, if applicable) and the trustee by holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series in the performance, or breach, of any covenant or warranty pertaining to debt securities of such series (other than a covenant or warranty a default in the performance of which, or the breach of which, would otherwise constitute an Event of Default);

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certain events of bankruptcy, insolvency and reorganization with respect to us or any of our Material Subsidiaries or the entry of an order ordering the winding up or liquidation of our affairs or the affairs of our Material Subsidiaries; and

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any guarantee by a Material Subsidiary ceases for any reason to be, or is asserted in writing by any such Material Subsidiary or the Company not to be, in full force and effect and enforceable in accordance with its terms except to the extent contemplated by the indenture and any such guarantee.

Any additions, deletions or other changes to the Events of Default that will be applicable to a series of debt securities will be described in the prospectus supplement relating to such series of debt securities.

The indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to the debt securities of any series, give to the holders of the debt securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that except in the case of default in the payment of principal of, or premium, if any, or interest, on any of the debt securities of such series or in the payment of any sinking or purchase fund installment or analogous obligation relating to the debt securities of such series, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series; and provided, further, that in the case of an Event of Default described in the fourth bullet point above, no such notice to the holders of the debt securities of such series shall be given until at least 90 days after the occurrence thereof. For the purpose of the trustee’s duty to notify holders of defaults, the term “default” means any event that is, or after notice or lapse of time or both would become, an Event of Default with respect to debt securities of such series.

The trustee is entitled, subject to the duty of the trustee during an Event of Default to act with the required standard of care, to be indemnified to its reasonable satisfaction by the holders of the debt securities of such series before proceeding to exercise any right or power under the indenture at the request of holders of the debt securities of such series.

The indenture provides that the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting proceedings for remedies available to the trustee or exercising any trust or power conferred on the trustee in respect of such series, subject to certain conditions.

In certain cases, the holders of a majority in principal amount of the outstanding debt securities of any series may waive, on behalf of the holders of all debt securities of such series, any past default with respect to the debt securities of such series except, among other things, a default not theretofore cured in payment of the principal of, or premium, if any, or interest, on any of the debt securities of such series or payment of any sinking or purchase fund or analogous obligation with respect to such debt securities.

Limitation on Consolidation, Merger, Conveyance or Transfer

We will not consolidate with or merge into any other Person or sell, lease, convey or transfer all or substantially all of our properties and assets to any Person, if upon any such consolidation, merger, sale, lease, conveyance or transfer we are not the surviving corporation, unless:

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the Person formed by such consolidation or into which we are merged or the Person that acquires by sale, lease, conveyance or transfer all or substantially all of our properties and assets will be organized and existing under the laws of the United States of America or any state or the District of Columbia, and (if such Person is not the Company) will expressly assume, by supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the debt securities and the performance of every covenant of the indenture (as supplemented from time to time) on our part to be performed or observed;

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immediately after giving effect to such transaction, no Event of Default, and no event that, after notice or lapse of time, or both, would become an Event of Default, will have happened and be continuing; and

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we have delivered to the trustee an officer’s certificate and an opinion of counsel each stating that such consolidation, merger, sale, lease, conveyance or transfer and such supplemental indenture comply with the applicable article of the indenture and that we have complied with all conditions precedent relating to such transaction.

In such event, we will be discharged from all obligations and covenants under the indenture and the debt securities, and may be liquidated and dissolved. The successor Person formed by such consolidation or into which we are merged or to which such sale, lease, conveyance or transfer is made will succeed to, and be substituted for, and may exercise every right and power of ours under the indenture with the same effect as if such successor had been named as the Company in the indenture.

Modification of the Indenture

The Company, when authorized by a board resolution, and the trustee, at any time and from time to time, may, without the consent of the holders of the debt securities, enter into indentures supplemental to the indenture for, among others, one or more of the following purposes:

•	to evidence the succession of another Person to the Company or any Guarantor;

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to add to our covenants, or the covenants of the Guarantors, or to surrender any of our rights or powers, or the rights or powers of the Guarantors, for the benefit of the holders of debt securities of any or all series;

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to cure any ambiguity or correct any inconsistency in the indenture; provided that any such supplemental indenture will not materially and adversely affect the interests of the holders of debt securities of any series;

•	with certain exceptions, to add to the indenture any provisions that may be expressly permitted by the Trust Indenture Act of 1939, as amended;

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to establish the form of any security, to provide for the issuance and set forth the terms of any series of debt securities and/or to add to the rights of the holders of the debt securities of any series;

•	to evidence and provide for the acceptance of the appointment of any successor trustee;

•	to provide any additional Events of Default;

•	to provide for the issuance of debt securities in coupon or in fully registered form;

•	to secure any series of debt securities under the indenture’s limitation on liens or otherwise; or

•	to evidence the addition of any subsidiary as a Guarantor or the release of any Guarantor and its obligations pursuant to the indenture.

The indenture contains provisions permitting the Company, when authorized by a board resolution, and the trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all series affected by such supplemental indenture, voting as a single class, to execute supplemental indentures by adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the holders of the debt securities of each such series under the indenture, except that no such supplemental indenture may, without the consent of each holder of each outstanding debt security affected by such supplemental indenture, among other things:

•	change the fixed maturity of any debt securities;

•	reduce the principal amount thereof;

•	reduce the interest thereon or change the method of computing the interest thereon on any date;

•	change the currency or place of any payment;

•	amend or modify the terms of any of the guarantee provisions of the indenture in a manner adverse to the holders; or

•	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any such supplemental indenture.

Covenants of the Company

The following covenants will apply to each series of debt securities:

Liens

The indenture provides that neither the Company nor any Material Subsidiary will incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness for money borrowed that is secured by a lien on any of its assets or properties without securing the debt securities equally and ratably with such indebtedness for so long as any such indebtedness is secured. Exceptions include, among others:

•	liens for taxes not yet due or being contested;

•	liens imposed by law, such as mechanics’ liens, and other similar liens;

•	easements and similar liens not impairing the use or value of the property involved;

•	liens existing as of the date of the indenture;

•	liens created by subsidiaries of ours to secure indebtedness of such subsidiaries to us or to one or more other subsidiaries of ours;

•	liens affecting property of a Person existing at the time it is acquired by us;

•	liens on any property existing at the time of acquisition thereof or incurred to finance the purchase price thereof;

•	liens on any property to secure all or part of the cost of improvements or construction thereon;

•	liens on shares of stock, indebtedness or other securities of a Person that is not the Company or a subsidiary of ours;

•	liens to extend, renew or replace any liens referred to above; and

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other liens arising in connection with our indebtedness and our subsidiaries’ indebtedness in an aggregate principal amount for us and our subsidiaries, together with all Attributable Debt with respect to sale and leaseback transactions involving Principal Properties (with the exception of the transactions that are excluded as described in “— Limitation on Sale and Leaseback Transactions” below), not exceeding at the time such lien is issued, created or assumed 10% of our Consolidated Assets.

Limitation on Sale and Leaseback Transactions

The indenture provides that the Company will not, and will not permit any Material Subsidiary to, enter into any sale and leaseback transaction covering any Principal Property that was or is owned or leased by the Company or a Material Subsidiary and that has been or is to be sold or transferred more than 120 days after the completion of construction and commencement of full operation of such Principal Property.

However, a sale and leaseback transaction of this kind will not be prohibited if:

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Attributable Debt of the Company and its Material Subsidiaries in respect of the sale and leaseback transaction and all other sale and leaseback transactions entered into after the date when the Company first issued securities pursuant to the indenture (other than any sale and leaseback transactions that are otherwise permitted or excepted), plus the aggregate principal amount of indebtedness secured by liens on Principal Properties then outstanding (excluding any indebtedness secured by liens that are otherwise permitted under the indenture) without equally and ratably securing the debt securities, would not exceed 10% of Consolidated Assets;

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an amount equal to the greater of the net proceeds of the sale or transfer or the Attributable Debt of the Principal Property sold (as determined by the Company) is applied within 150 days to the voluntary retirement of debt securities or other indebtedness of the Company (other than indebtedness subordinated to the debt securities) or indebtedness of a Material Subsidiary, for money borrowed, maturing more than 12 months after the voluntary retirement;

•	the lease is for a period not exceeding three years and by the end of which it is intended that the use of such Principal Property by the lessee will be discontinued; or

•	the lease is with the Company or another Material Subsidiary.

Guarantees

Each of the Guarantors, as primary obligor and not merely as surety, will fully, irrevocably and unconditionally guarantee to each holder of debt securities and to the trustee and its successors and assigns:

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the full and punctual payment of principal of, premium, if any, and interest on the debt securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of ours under the indenture (including obligations to the trustee) and the debt securities; and

•	the full and punctual performance within applicable grace periods of all other obligations of ours under the indenture and the debt securities.

Such guarantees will constitute guarantees of payment, performance and compliance and not merely of collection.

The obligations of each Guarantor under the indenture will be unconditional irrespective of the absence or existence of any action to enforce the same, the recovery of any judgment against us or each other or any waiver or amendment of the provisions of the indenture or the debt securities to the extent that any such action or similar action would otherwise constitute a legal or equitable discharge or defense of a Guarantor (except that each such waiver or amendment will be effective in accordance with its terms).

The obligations of the Guarantors to make any payments may be satisfied by causing us to make such payments.

Each of the Guarantors further agrees to waive presentment to, demand of payment from and protest to the Company and also waives diligence, notice of acceptance of its guarantee, presentment, demand for payment, notice of protest for nonpayment, filing of claims with a court in the event of merger or bankruptcy of the Company and any right to require a proceeding first against us. These obligations will be unaffected by any failure or policy of the trustee to exercise any right under the indenture or under any series of debt securities.

If any holder of any debt security or the trustee is required by a court or otherwise to return to us, any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to us or any of the Guarantors, any amount paid by any of them to the trustee or such holder, the guarantee of such Guarantors, to the extent discharged, will be reinstated in full force and effect.

The indenture provides that the guarantee of each Guarantor is limited to the maximum amount that can be guaranteed by such Guarantor without rendering its guarantee voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

In the event:

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of a merger, consolidation or sale or disposition of all or substantially all of the assets of a Guarantor (other than a merger or consolidation with, or sale or disposition of assets to, us or another of our subsidiaries); or

•	there occurs a transfer, sale or other disposition of the voting stock of a Guarantor whereby such Guarantor ceases to constitute a subsidiary of ours,

then in any such case such Guarantor or the entity acquiring the assets (in the event of the sale or other disposition of all or substantially all of the assets of such Guarantor), will be released and relieved of any obligations under its guarantee. Upon our delivery to the trustee of an officer’s certificate to the effect of the foregoing, such Guarantor will be discharged from all further liability and obligation under the indenture and the trustee will execute any documents reasonably required in order to evidence the release of such Guarantor from its obligations under its guarantee.

Governing Law

The indenture, the debt securities and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

The Bank of New York Mellon is the trustee under the indenture. The trustee is a depository for funds and performs other services for, and transacts other banking business with, us in the normal course of business.

PLAN OF DISTRIBUTION

We may sell the offered securities through agents, through underwriters or dealers, directly to one or more purchasers or through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

The validity of the offered securities will be passed on for the Company and the Guarantors by Jenner & Block LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements and the related financial statement schedule of General Dynamics Corporation as of December 31, 2009 and 2010, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference into this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.